CMA Master Money Trust
File Number: 811-21299
CIK Number: 0001186239
For the Period Ending: 3/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended  March 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

7/23/2002	$98,500	U.S. Treasury Note	2.875%	6/30/2004
8/26/2002	99,750	Federal Farm Credit Bk	5.000	3/01/2004
9/09/2002	300,000	Federal Farm Credit Bk	5.000	3/16/2004
1/03/2003	72,500	Federal National Mtg Assoc	2.200	1/14/2005
1/16/2003	250,000	Federal Farm Credit Bk	5.000	1/27/2005
3/11/2003	97,900	U.S. Treasury Note	1.500	2/28/2005